Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-4 of Citizens & Northern Corporation and subsidiaries (the “Registrant”) of our report dated March 11, 2024, except for Note 21, as to which the date is March 6, 2025, relating to the consolidated financial statements as of December 31, 2023 and for the years ended December 31, 2023 and 2022, which appears in the Registrant’s annual report on Form 10-K for the year ended December 31, 2024.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Baker Tilly US, LLP

Pittsburgh, Pennsylvania

July 22, 2025